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                                                                 EXHIBIT 5


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ITT HARTFORD                                    ITT HARTFORD LIFE INSURANCE
                                                COMPANIES

     KEN A. MCCULLUM, FSA, MAAA                 200 Hopmeadow Street
     Assistant Vice President                   Simsbury, CT  06089
     Individual Life Product Development        Mailing Address:  P.O. Box 2999
                                                Hartford, CT  06104-2999
                                                Telephone (860) 843-3169
                                                Fax (860) 843-5859

April 1, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain flexible premium variable life insurance policy (the "Policy") that will be offered and sold by Hartford Life Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in the Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus included as part of such Form S-6 Registration Statement.

Very truly yours,

/s/ Ken A. McCullum

Ken A. McCullum, FSA, MAAA
Director Individual Life
Product Development